AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION OCTOBER 15, 1997 REGISTRATION NO. 333-_______
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                -------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                            THE SECURITIES ACT OF 1933

                                -------------

                                 NORSTAN, INC.
               (Exact name of registrant as specified in charter)

            MINNESOTA                                7385                            41-0835746
  (State or other jurisdiction           (Primary Standard Industrial             (I.R.S. employer
of incorporation or organization)        Classification Code Number)           identification number)

                      605 NORTH HIGHWAY 169, TWELFTH FLOOR
                           PLYMOUTH, MINNESOTA 55441
                                 (612) 513-4500
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                                         COPY TO:
      MR. KENNETH S. MACKENZIE                    PHILIP J. TILTON, ESQ.
           NORSTAN, INC.                    MASLON EDELMAN BORMAN & BRAND, LLP
605 NORTH HIGHWAY 169, TWELFTH FLOOR               3300 NORWEST CENTER
     PLYMOUTH, MINNESOTA 55441               MINNEAPOLIS, MINNESOTA 55402-4140
           (612) 513-4500                             (612) 672-8200

APPROXIMATE DATE OF THE COMMENCEMENT OF PROPOSED DISTRIBUTION: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE

  TITLE OF EACH CLASS OF                           PROPOSED MAXIMUM           PROPOSED MAXIMUM
        SECURITIES            AMOUNT TO BE          OFFERING PRICE           AGGREGATE OFFERING          AMOUNT OF
     TO BE REGISTERED          REGISTERED            PER SHARE(1)                 PRICE(1)            REGISTRATION FEE
  Common Stock, par value
  $.01 per share                 167,929                $23.00                  $ 3,862,367              $1,170.41

(1) Calculated pursuant to Rule 457(o) under the Securities Act of 1933.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
================================================================================

Information contained herein is subject to completion or amendment. A registration statement relating to these securities shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

                 SUBJECT TO COMPLETION, DATED OCTOBER 15, 1997

PROSPECTUS

                                 NORSTAN, INC.
                        167,929 SHARES OF COMMON STOCK

         All of the shares of common stock of Norstan, Inc. (the "Company") offered hereby were issued to the selling shareholder (the "Selling Shareholder") in connection with the Company's September 30, 1997 acquisition of Vadini, Inc., doing business as PRIMA Consulting Inc., including 119,277 shares currently held in escrow to support the Selling Shareholder's indemnification obligations. See "Plan of Distribution." The Company will not receive any of the proceeds for the sale of shares by the Selling Shareholder. See "Use of Proceeds."

         The Company's common stock (the "Common Stock") is listed on the Nasdaq National Market under the symbol "NRRD." On October 14, 1997, the last sale price for the Common Stock as reported on the Nasdaq National Market was $24.25.

         SEE "RISK FACTORS" BEGINNING ON PAGE 3 FOR A DESCRIPTION OF CERTAIN FACTORS WHICH SHOULD BE CONSIDERED BY INVESTORS BEFORE PURCHASING THE SECURITIES OFFERED HEREBY.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                The date of this Prospectus is October 15, 1997.

                             ADDITIONAL INFORMATION

         This Prospectus is part of a Registration Statement on Form S-3 (together with all amendments and exhibits thereto, the "Registration Statement") which the Company has filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), relating to the securities offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, reference is made to the Registration Statement. Statements made in this Prospectus as to the contents of any contract, agreement or other document referred to herein are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference.

         The Company is subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy and information statements and other information with the Commission. Such reports, proxy and information statements and other information as well as the Registration Statement and Exhibits of which this Prospectus is a part filed by the Company may be inspected and copied at the public reference facilities of the Commission, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W.,

Washington, DC 20549, as well as at the following Regional Offices: 7 World Trade Center, 13th Floor, New York, New York 10048 and 500 West Madison Street--Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained from the Commission by mail at prescribed rates. Requests should be directed to the Commission's Public Reference Section, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, DC 20549. Material filed by the Company can also be inspected at the offices of the National Association of Securities Dealers, Inc., 1735 K Street N.W., Washington, D.C. 20006. The Company is an electronic filer with the Commission pursuant to, and within the meaning of, Rules 101 and 901 of Regulation S-T. The Commission maintains a site on the World Wide Web that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of the Commission's site is: http://www.sec.gov.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents filed by the Company with the Commission are incorporated in this Prospectus by reference and made a part hereof:

          (i) the Company's Annual Report on Form 10-K for the fiscal year ended April 30, 1997;

         (ii) the Company's Quarterly Report on Form 10-Q for the three months ended August 2, 1997;

         (iii)   the Company's Current Report on Form 8-K dated September 30,
1997;

         (iv) the Company's definitive proxy statement dated August 21, 1997; and

         (v) the description of the Company's Common Stock contained in its Registration Statement on Form 8-A filed pursuant to Section 12 of the Exchange Act (and all amendments thereto and reports filed for the purpose of updating such description).

         All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, subsequent to the date of this Prospectus and prior to the termination of the offering described herein, shall be deemed to be incorporated by reference in this Prospectus from the respective dates those documents are filed. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

         The Company will provide without charge to each person to whom a copy of this Prospectus has been delivered, on the written or oral request of such person, a copy of any or all of the documents referred to above which have been, or may be, incorporated in this Prospectus by reference, other than exhibits to such documents. Request for such copies should be directed to Mr. John Nardecchia, Norstan, Inc., 6900 Wedgwood Road, Suite 150, Maple Grove, Minnesota 55311 (612) 420-1186.

                                  RISK FACTORS

         Each prospective investor should carefully consider the following factors, among others, prior to purchasing any of the securities offered hereby.

Dependence on ROLM Company

         Norstan, Inc. ("Norstan") has been a distributor of Siemens Business Communication Systems, Inc. ("Siemens") communications equipment since 1976 and is Siemens' largest independent distributor. Siemens is the third largest manufacturer of PBX systems in the United States, accounting for an estimated 13% of United States sales of PBX systems in 1996, behind Lucent Technologies and Nortel (formerly Northern Telecom) which accounted for an estimated 30% and 28%, respectively. In July 1993, Norstan executed a new distributor agreement with Siemens, which has a term extending through July 1998 and automatically renews for additional one-year periods, unless terminated upon 90 days' notice prior to each renewal date. Pursuant to this agreement, Norstan is the exclusive distributor of Siemens communications equipment in Minnesota, Wisconsin, Iowa, North Dakota, South Dakota, Ohio, Kentucky, Arizona, New Mexico, Oklahoma, Louisiana, Nevada, Texas, Arkansas, Mississippi, Florida, Alabama, parts of Nebraska, as well as all of Canada. In the event this agreement expires without renewal, Norstan is entitled to receive parts, certain software upgrades and technical support for ten years to enable Norstan to continue providing service to its customers with Siemens products. In addition, Norstan and Siemens have an agreement under which Norstan is an authorized agent for the refurbishment and sale of previously owned Siemens equipment in the United States. This agreement also runs through July 1998. Norstan and Siemens are currently negotiating a new agreement. Norstan believes that any interruption of its business relationship with Siemens would
have a material adverse effect on its business.   In addition, much of
Norstan's success is derived from market acceptance of Siemens' ROLM products. These products compete with products of several other communications manufacturers. Reduced market acceptance for ROLM products by reason of competing products or otherwise could adversely affect Norstan's business, operating results and financial condition.

Competition

         The communications industry is intensely competitive and rapidly changing. In general, Norstan competes on the basis of breadth of product offering, system capability and reliability, service, support and price. Many of Norstan's competitors, including AT&T and Lucent, the seven Regional Bell Holding Companies (RHCs) and Nortel, have longer operating histories and significantly greater financial, technical, sales, marketing and other resources, as well as greater name recognition and larger distribution networks, than Norstan. The passage of the Telecommunications Act of February 1996 has enabled a number of entities with greater resources to enter and compete in industries from which they were previously precluded. Also, as a result of this legislation, many business reorganizations are occurring. These changes in the regulatory environment could potentially affect Norstan's ability to compete successfully.

         Norstan also competes with a number of companies offering data systems integration services, many of which have greater financial and other resources than Norstan. These companies could also attempt to increase their presence in other segments of the communications market in which Norstan competes by introducing additional products or services targeted for these market segments. There can be no assurance that Norstan will be able to compete successfully or that competition will not have a material adverse effect on Norstan's business, operating results and financial condition.

Technological Change and New Products

         The market for Norstan's products and services is characterized by technological change and frequent new product introductions. Accordingly, Norstan believes that its future success will depend on its ability to identify and incorporate in a timely manner enhancements to existing products and services and new products that gain market acceptance. Although Norstan does not manufacture any products, there can be no assurance that Norstan will be able to identify, market or support new products successfully, that such new products will gain market acceptance or that Norstan will be able to respond effectively to technological change.

Growth Strategy

         A major element of Norstan's strategy is to leverage and expand its customer base by offering a range of communications products and services incorporating voice, video and data. Norstan's ability to increase revenues in future periods will depend to some extent on the success of its strategy to serve as customers' single source provider of integrated communications products and services. Many of Norstan's customers purchase communications products and services from multiple vendors or on an unintegrated basis, and there can be no assurance that customers will prefer to purchase such products and services from a single source. To the extent that customers prefer to purchase communications products and services from multiple vendors or on an unintegrated basis, Norstan's ability to increase revenues may be adversely affected.

         Norstan's ability to achieve its strategy depends in part on successfully acquiring complementary businesses that will facilitate the provision of integrated communications products and services. To implement its strategy, Norstan must also attract and retain additional personnel with the highly specialized expertise necessary to provide, engineer, design and support the integration of such products and services. There can be no assurance that acquisition candidates will be available to Norstan on favorable terms or that Norstan will be able to integrate successfully acquired businesses into Norstan's existing operations. In addition, there can be no assurance that Norstan will be able to attract and retain employees with the expertise necessary to achieve Norstan's strategy. To the extent it is unable to do so, Norstan's business, operating results and financial condition could be adversely affected.

Minnesota Anti-Takeover Law; Shareholder Rights Agreement, Potential Anti-Takeover Effect

         Norstan is subject to Minnesota statutes regulating business combinations and restricting voting rights of certain persons acquiring shares of Norstan (the "Minnesota Anti-Takeover Statutes"). In addition, on May 17, 1988, Norstan adopted a shareholder rights agreement (the "Shareholder Rights Agreement") providing for the issuance to shareholders of rights to purchase additional shares of the Common Stock under certain circumstances. The Shareholder Rights Agreement combined with the Minnesota Anti-Takeover Statutes may render more difficult or tend to discourage a merger, tender offer or proxy contest, the assumption of control by a holder of a large block of Norstan's securities or the removal of incumbent management.

Restrictions on the Payment of Dividends

         Norstan has not recently declared or paid any cash dividends on its common stock and does not intend to pay cash dividends in the foreseeable future. Norstan currently expects to retain earnings to finance expansion of its business. In addition, Norstan's current revolving long-term credit agreement prohibits the payment of cash dividends without the prior written consent of the lenders thereunder.

                                USE OF PROCEEDS

         The Company will not receive any proceeds from the sale of the Common Stock by the Selling Shareholder.

                             SELLING SHAREHOLDER

         The following table sets forth the number of shares of the Common Stock owned by the Selling Shareholder as of the date hereof and after giving effect to this offering. The Selling Shareholder is an accredited investor as that term is defined in Regulation D promulgated under the Securities Act of 1933. The Company will not receive any proceeds from the sale of the Common Stock by the Selling Shareholder.

                                                     Shares             Shares to            Shares
                                               Beneficially Owned        be Sold       Beneficially Owned
                                              Prior to the Offering      in the        After the Offering
                                              ---------------------                    ------------------
Name of Beneficial Owner                       Number     Percentage    Offering       Number    Percentage
------------------------                       ------     ----------    --------       ------    ----------
Michael A. Vadini                           167,929          1.7%        167,929        ----         ---

                              PLAN OF DISTRIBUTION

         All of the 167,929 shares of Common Stock offered hereby (the "Shares") were issued to the Selling Shareholder in connection with the Company's September 30, 1997 acquisition of Vadini, Inc., doing business as PRIMA Consulting Inc. Included in the Shares are 119,277 shares of Common Stock currently held in escrow (the "Escrow Account") to support the Selling Shareholder's indemnification obligations. On or about November 15, 1997, up to 46,988 shares may be released from the Escrow Account to the Selling Shareholder, contingent upon the results of an audit of Vadini, Inc.'s balance
sheet as of September 30, 1997.   An additional 36,144 shares of Common Stock
will be released from the Escrow Account to the Selling Shareholder on January 2, 1998. Subject to indemnification claims made by the Company, the remaining 36,145 shares of Common Stock currently held in the Escrow Account will be released to the Selling Shareholder on or about March 31, 1999.

         The Selling Shareholder and/or his pledgee, donee, transferee or other successor in interest will sell the securities of the Company covered by this Prospectus to the public on the over-the-counter market, or in negotiated transactions, or otherwise, at prices and at terms then obtainable. Brokers-dealers either may act as agents for the Selling Shareholder and/or his pledgee, donee, transferee or other successor in interest for such commissions as may be agreed upon at the time, or may purchase any of the securities covered thereby as principals and thereafter may sell such securities from time to time in the over-the-counter market or in negotiated transactions, or otherwise, at prices and on terms then obtainable.

                                 LEGAL MATTERS

         Certain legal matters in connection with the validity of the securities offered hereby will be passed upon for the Company by Maslon Edelman Borman & Brand, LLP, Minneapolis, Minnesota.

                                    EXPERTS

         The consolidated financial statements of Norstan, Inc. as of April 30, 1997 and for the three years then ended incorporated by reference in this Prospectus and elsewhere in the Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said report.

NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN
AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY
REPRESENTATIONS OTHER THAN THOSE                           NORSTAN, INC.
CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE
OFFERING MADE HEREBY, AND, IF GIVEN OR MADE,                 167,929
SUCH INFORMATION OR REPRESENTATIONS MUST NOT                  SHARES
BE RELIED UPON AS HAVING OF BEEN AUTHORIZED BY THE              OF
COMPANY. THIS PROSPECTUS DOES NOT                          COMMON STOCK
CONSTITUTE AN OFFER TO SELL, OR SOLICITATION OF AN
OFFER TO BUY, ANY SECURITIES OFFERED HEREBY TO ANY
PERSON IN ANY JURISDICTION WHERE SUCH AN OFFER OR
SOLICITATION WOULD BE UNLAWFUL. NEITHER THE DELIVERY
OF THIS PROSPECTUS NOR ANY SALE MADE                        PROSPECTUS
HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY
IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS
CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.





                    TABLE OF CONTENTS

 Additional information       1
 Incorporation of certain     2
  documents by reference
 Risk factors                 3
 Use of proceeds              5
 Selling shareholder          5
 Plan of distribution         6
 Legal matters                6
 Experts                      6
                                                          OCTOBER 15, 1997

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14.    OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The estimated expenses in connection with the issuance and distribution of the securities registered hereby, other than underwriting discounts and fees, are set forth in the following table:

        Securities and Exchange Commission
        registration fee                                       $  1,170
        Accounting fees                                           2,000
        Nasdaq listing fee                                        3,359
        Legal fees and expenses                                   5,000
        Miscellaneous                                             1,000
                                                                -------
        Total                                                   $12,529
                                                                =======


ITEM 15.         INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         The Company is governed by Minnesota Statutes Chapter 302A. Minnesota Statutes Section 302A.521 provides that a corporation shall indemnify any person made or threatened to be made a party to any proceeding by reason of the former or present official capacity of such person against judgments, penalties, fines, including, without limitation, excise taxes assessed against such person with respect to an employee benefit plan, settlements, and reasonable expenses, including attorney's fees and disbursements, incurred by such person in connection with the proceeding, if, with respect to the acts or omissions of such person complained of in the proceeding, such person has not been indemnified by another organization or employee benefit plan for the same expenses with respect to the same acts or omissions; acted in good faith; received no improper personal benefit and Section 302A.255, if applicable, has been satisfied; in the case of a criminal proceeding, had no reasonable cause to believe the conduct was unlawful; and in the case of acts or omissions by persons in their official capacity for the corporation, reasonably believed that the conduct was in the best interests of the corporation, or in the case of acts or omissions by persons in their capacity for other organizations, reasonably believed that the conduct was not opposed to the best interests of the corporation. Subdivision 4 of Section 302A.521 of the Minnesota Statutes provides that a company's articles of incorporation or bylaws may prohibit such indemnification or place limits upon the same. The Company's articles and bylaws do not include any such prohibition or limitation. As a result, the Company is bound by the indemnification provisions set forth in Section 302A.521 of the Minnesota Statutes.

         As permitted by Section 302A.251 of the Minnesota Statutes, the Articles of Incorporation of the Company provide that a director shall have no personal liability to the Company and its shareholders for breach of his fiduciary duty as a director, to the fullest extent permitted by law.

ITEM 16.         EXHIBITS.

  NUMBER       DESCRIPTION

    5          Opinion of Maslon Edelman Borman & Brand, LLP
  23(1)        Consent of Arthur Andersen LLP
  23(2)        Consent of Maslon Edelman Borman & Brand, LLP (included in
               Exhibit 5)
  24           Power of Attorney (included on Page II-3)


________________


ITEM 17.  UNDERTAKINGS.

  (a) The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Minneapolis, State of Minnesota, on October 14, 1997.

                                   NORSTAN, INC.
                                   Registrant

                                   By:    /s/ David R. Richard
                                      ------------------------------------------
                                   Name:   David R. Richard
                                   Title:  President and Chief Executive Officer
                                           (Principal Executive Officer)

                                   By:    /s/ Kenneth S. MacKenzie
                                      ------------------------------------------
                                   Name:  Kenneth S. MacKenzie
                                   Title: Executive Vice President, Chief
                                          Financial Officer and Treasurer
                                          (Principal Financial and Accounting
                                          Officer)

                               POWER OF ATTORNEY

         KNOW ALL BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints David R. Richard and Kenneth S. MacKenzie, each or either of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same with all exhibits thereto, and other documents in connection therewith with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his or her substitutes, may lawfully do or cause to be done by virtue thereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below on the 14th day of October, 1997 by the following persons in the capacities indicated:

 SIGNATURE                                TITLE


    /s/ Paul Baszucki                     Chairman of the Board of Directors
 ----------------------------------
   Paul Baszucki


   /s/  David R. Richard                  President, Chief Executive Officer
 ----------------------------------       (Principal Executive Officer) and
   David R. Richard                         Director

   /s/ Richard Cohen                     Vice Chairman of the Board of Directors
 --------------------------------
 Richard Cohen


                                         Director
 --------------------------------
 Connie M. Levi


                                         Director
 --------------------------------
 Gerald D. Pint


                                         Director
 --------------------------------
 Dr. Jagdish N. Sheth


   /s/ Herbert F. Trader                 Director
 --------------------------------
 Herbert F. Trader

                                 EXHIBIT INDEX


EXHIBIT      DESCRIPTION OF DOCUMENT                                                           PAGE NO.
   5         Opinion of Maslon Edelman  Borman & Brand, LLP.
 23(1)       Consent of Arthur Andersen LLP.
 23(2)       Consent of Maslon Edelman  Borman & Brand, LLP (included in Exhibit 5).
  24         Power of Attorney (included on Page II-3).